EXHIBIT (a)(1)(A)

TESSERA TECHNOLOGIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS ACCORDING TO AN EXCHANGE RATIO

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M. U.S. PACIFIC TIME ON JULY 1, 2009

UNLESS THIS OFFER IS EXTENDED

Tessera Technologies, Inc., which is sometimes referred to herein as the “Company,” “Tessera,” “our,” “us” or “we,” is offering eligible employees of Tessera and its wholly-owned subsidiaries the opportunity to exchange certain outstanding options to purchase our common stock for a lesser number of replacement options calculated in accordance with certain exchange ratios (the “Option Exchange”). The exchange ratios will be determined so that the fair value of the replacement options will be approximately equal to the fair value of the surrendered options. We expect to grant the replacement options on the date we cancel the options accepted for exchange, which will be the expiration date of this offer. We are making this offer (the “Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options According to an Exchange Ratio (the “Offer Information Document”).

Eligible Options. Options eligible for the Option Exchange (“eligible options”) are those that:

•	have an exercise price of at least $26.08 per share;

•

were granted more than 12 months prior to the commencement of the Offer and will not expire within the 12-month period immediately following the completion of the Offer (based on their original grant date); and

•	were granted under the Fourth Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”).

You are eligible to participate in the Option Exchange only if you:

•	are an employee of Tessera or its wholly-owned subsidiaries on June 2, 2009 and remain an employee through the grant date of the replacement options;

•	are not a member of our Board of Directors (“Board”) or an executive officer of Tessera;

•

reside in the United States or any other country and continue to reside in such jurisdiction through the grant date of the replacement options, provided that if this Offer is prohibited in any such jurisdiction under local regulations, then residents of such jurisdiction shall not be eligible to participate in the Option Exchange; and

•	hold at least one eligible option on June 2, 2009.

The outstanding options that you hold under our 2003 Plan give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in this Offer, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.

As of May 22, 2009, eligible options outstanding under the 2003 Plan were exercisable for approximately 3,190,197 shares of our common stock, or approximately 6.6% of the total shares of our common stock outstanding as of May 22, 2009.

Exchange Ratios. The Option Exchange is intended to be value neutral as we do not want a significant adverse impact to our earnings. This means that we intend for the replacement options to be granted to you in exchange for your cancelled options to have the same fair value as your cancelled options. In order to ensure that the fair value of your cancelled options is preserved as much as possible, we will use exchange ratios to calculate the number of shares of common stock to be subject to the replacement options to be granted to you. The exchange ratios used for the Option Exchange were determined using the Black-Scholes option pricing model based on, among other things, the closing price per share of our common stock as quoted on The Nasdaq Global Select Market on June 1, 2009 and the exercise prices of the options eligible for exchange. The number of shares of common stock subject to replacement option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by- grant basis. Fractional shares will not be subject to the replacement options. The table below sets forth the exchange ratio to be used based on the exercise price of your eligible options.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$26.08 to $30.60	1.07	1
$31.51 to $34.78	1.17	1
$36.02 to $43.76	1.25	1

The exchange ratios will be applied on a grant by grant basis. Thus, if you have multiple grants falling into different ranges per the above, then you will be subject to more than one ratio in the exchange.

If you are eligible to participate, you may elect whether to exchange your eligible options on a grant-by-grant basis, exchanging all or none of the shares subject to any given eligible option grant. If you previously exercised a portion of an eligible option grant prior to the commencement of this Offer, only the portion of the option grant that has not yet been exercised will be eligible for exchange.

Replacement Options. All eligible options that we accept pursuant to the Option Exchange will be cancelled upon expiration of this Offer, currently scheduled for 5:00 p.m. U.S. Pacific Time on July 1, 2009, and options elected for exchange will no longer be exercisable after that time. Based on this current schedule, the exercise price of the replacement option will be the closing price of our common stock on the Nasdaq Global Select Market on July 1, 2009, unless the Offer is extended (the “replacement grant date”).

We will grant the replacement options under the 2003 Plan on the date that we cancel the options accepted for exchange, provided you remain our employee or an employee of one of our wholly-owned subsidiaries as of such date.

The replacement options will:

•

have an exercise price equal to the per share closing sales price of our common stock as quoted on The Nasdaq Global Select Market on the replacement grant date (or as modified as required under local tax laws for replacement options granted outside the United States);

•

be unvested and become vested and exercisable in accordance with the following schedule: one-third (1/3) of the shares subject to each replacement option will vest and become exercisable on the one-year anniversary of the replacement grant date, with the remaining shares vesting and becoming exercisable in equal monthly increments over the 24 months following the first anniversary of the replacement grant date, so that all shares subject to the replacement option will be vested and exercisable on the third anniversary of the replacement grant date; provided that local tax laws may require that you refrain from exercising your replacement options for a period of time in order to receive favorable tax treatment;

•	retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon termination of the employment of the optionee; and

•	be treated under U.S. Internal Revenue Code as non-qualified stock options, regardless of the tax status of the eligible options surrendered for exchange.

In addition to the new option exercise price and new vesting schedule, the terms and conditions of the replacement options will be governed by the terms and conditions of the 2003 Plan and the stock option agreements entered into thereunder.

Shares of our common stock are quoted on The Nasdaq Global Select Market under the symbol “TSRA.” On June 1, 2009, the closing sales price of our common stock as quoted on The Nasdaq Global Select Market was $24.70 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. If the market price of our common stock increases before the replacement grant date, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your existing options.

See the section entitled “Risk Factors” for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Option Exchange.

You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) by email to options-exchange@tessera.com, by visiting the Option Exchange website on Tessera’s intranet at http://options-exchange or by calling Richard Morales at +1 (408) 321-6727 or John Price at +1 (408) 321-6716.

IMPORTANT

If you wish to elect to exchange your options, you must complete and submit the election form in accordance with its instructions no later than 5:00 p.m. U.S. Pacific Time on July 1, 2009, unless the Offer is extended.

You may submit an election form in one of three ways. You may complete and submit the election form electronically via the Option Exchange website on Tessera’s intranet at http://options-exchange. Tessera will send you a confirmation or your election to participate in the Offer by email within 2 business days following your election. If you are unable to access the Option Exchange website on Tessera’s intranet, you may email a scanned or PDF copy of the election form to options-exchange@tessera.com or fax your election form to Richard Morales at +1 (408) 904-5265. Tessera will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.

If you have technical difficulties with the Option Exchange website on Tessera’s intranet or if you do not receive your confirmation, please contact Richard Morales, via email at options-exchange@tessera.com or via phone at +1 (408) 321-6727, or John Price, via email at options-exchange@tessera.com or via phone at +1 (408) 321-6716.

If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.

Although our Board has approved this Offer, neither we nor our Board make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.

This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This Offer is subject to certain conditions which we describe in Schedule A of the Offer Information Document and the terms described in this Offer.

WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO EXCHANGE OPTIONS FROM OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THIS OFFER OR THE ACCEPTANCE OF ANY ELECTION TO EXCHANGE OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY OR DESIRABLE FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.

TESSERA HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. TESSERA HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY TESSERA.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OR SERVICE OF TESSERA OR ANY OF ITS WHOLLY-OWNED SUBSIDIARIES OR TO AFFECT OUR OR OUR SUBSIDIARIES’ RIGHT TO TERMINATE THE EMPLOYMENT OR OTHER SERVICE RELATIONSHIP OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT BETWEEN TESSERA OR ANY OF ITS WHOLLY-OWNED SUBSIDIARIES AND EACH EMPLOYEE REMAINS “AT WILL,” SUBJECT, IN CERTAIN JURISDICTIONS, TO APPLICABLE NOTICE REQUIREMENTS.

TESSERA RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2003 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2003 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE TESSERA TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2003 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Option Exchange. We have also included a glossary of some of the terms used in this Offer Information Document that may be unfamiliar to you. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer Information Document and the election form. Where applicable, we have included section references to the remainder of this Offer Information Document where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in the Option Exchange. Please review this summary term sheet and the remainder of this Offer Information Document to ensure that you are making an informed decision regarding your participation in the Option Exchange.

For your ease of use, the questions have been separated into three sections:

•	Questions about the design of the Option Exchange.

•	Questions about the administration and timing of the Option Exchange.

•	Other Important Questions.

1. GLOSSARY OF TERMS

Company:	Tessera Technologies, Inc.

Exchange Ratio:	The exchange ratio determines the number of eligible options required to be surrendered (“exchanged”) in order to receive one replacement option (e.g., a 1.17:1 exchange ratio means 1.17 eligible options must be surrendered for each replacement option). The exchange ratios are designed to result in a fair value of the replacement options that is approximately equal to the fair value of the eligible options that are surrendered for exchange.

Exercise of Stock Options:	Exercising stock options is the process of purchasing the underlying shares of Tessera common stock at the fixed price (or “exercise price”) specified in the stock option grant agreement, regardless of the current market price. If you elect a “cashless exercise” of your vested stock options, you immediately sell the shares you acquire upon exercise of your stock options.

Grant Date of Stock Options:	The date on which a stock option is granted.

Outstanding Stock Options:	Stock options you still hold and have not exercised.

Replacement Options:	Stock options to be granted in exchange for eligible options that are surrendered in the Option Exchange. Such new options will have a new exercise price and new terms. The number of replacement options granted is based on the exercise price of the exchanged stock options and the applicable exchange ratios.

Surrender:	In the context of the Option Exchange, “surrendering” eligible options means giving up your rights to those eligible options in exchange for a lesser amount of replacement options with a new exercise price and new terms.

Underwater:	A stock option is considered “underwater” if the exercise price of the stock option is significantly above the recently trading price.

Vesting:	When your stock options become exercisable, they are referred to as being “vested”. The vesting schedule applicable to your stock options will be set forth in your stock option grant agreement(s). For example, a typical vesting requirement at Tessera is that you need to be continuously employed by Tessera, or one of its subsidiaries, for four years for your stock options to become 100% vested. The vesting period for the replacement options offered in the Option Exchange is three years, with one third of the of the new options vesting on the one-year anniversary of the date the replacement options are granted and the remaining shares vesting in equal monthly increments over the 24 months following the one-year anniversary of the date of grant of the replacement options.

2. QUESTIONS ABOUT THE DESIGN OF THE OPTION EXCHANGE

Q1. What is the Option Exchange Program?

The “Option Exchange Program” is a one-time offer by Tessera to allow eligible employees of Tessera and employees of its wholly-owned subsidiaries to exchange their outstanding options that have an exercise price of at least $26.08 per share for new options, which we refer to as replacement options. The number of replacement options that will be granted in exchange for eligible existing options will be determined by the exchange ratios described below under Question 3. The replacement options will be granted on the date we cancel the options accepted for exchange, which will be the expiration date of this Offer. In addition to the new option exercise price and new vesting schedule, the terms and conditions of the replacement options will be governed by the terms and conditions of the 2003 Plan and the stock option agreements entered into thereunder. (See Section 1 below for additional information.)

Q2. Why are we making this Offer?

We are making this Offer because a considerable number of our eligible employees have options with exercise prices significantly above the recent trading prices of our common stock. These options were originally granted to give employees a stake in the growth and success of our company and to provide them with an additional financial incentive to remain employees of Tessera. This Option Exchange Program is VOLUNTARY and will allow eligible employees to choose whether to keep their existing options at existing exercise prices and vesting schedules or to exchange those options for replacement options to be granted upon the cancellation of existing options. We intend that this Option Exchange Program will enable our employees to improve their overall position in their option holdings, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this Offer, we intend to provide our eligible employees with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for our eligible employees and thereby maximize stockholder value. (See Section 2 below for additional information.)

Q3. How does the Option Exchange Program work?

We are offering to exchange eligible outstanding options that have an exercise price of at least $26.08 per share for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratios described below. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.

Replacement options will be granted at a per share exercise price equal to the per share closing sales price of our common stock as quoted on The Nasdaq Global Select Market on the replacement grant date. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender eligible options no later than 5:00 p.m. U.S. Pacific Time on July 1, 2009, unless this Offer is extended, after which time such election will be irrevocable.

The following exchange ratios for the Option Exchange (that is, how many shares of common stock subject to an existing option an employee must surrender in order to receive one share of common stock subject to a replacement option) were determined using the Black-Scholes option pricing model based on, among other things, the closing price per share of our common stock as quoted on The Nasdaq Global Select Market on June 1, 2009 and the exercise prices of the options eligible for exchange. We chose to use this model to derive exchange ratios that were intended to minimize accounting costs to Tessera while providing option holders with replacement options having approximately the same fair value as those options being exchanged. Replacement option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$26.08 to $30.60	1.07	1
$31.51 to $34.78	1.17	1
$36.02 to $43.76	1.25	1

Unless prohibited by law or applicable regulations, options accepted for exchange will be cancelled and new options granted under our 2003 Plan. (See Sections 1, 7 and 10 below for more information.)

Example

To illustrate how the exchange ratios work, assume that:

•	You have three existing unexercised options, each for 300 shares with corresponding exercise prices of $20.00, $28.00 and $33.00.

If you elect to participate in the Option Exchange Program:

•	You will only be able to elect to exchange the two existing options with exercise prices of $28.00 and $33.00.

•	You will not be able to exchange your existing option with an exercise price of $20.00 because the exercise price is not at least $26.08 per share.

Under these facts, the table below shows the number of options subject to each replacement option you would receive were you to participate in the Option Exchange Program:

Exercise Price of Existing Option	Cancelled Shares Subject to Existing Option	Exchange Ratio	Shares Subject to Replacement Option
$28.00	300	1.07	280
$33.00	300	1.17	256
Total	600		536

The vesting and exercisability schedules of the replacement options will be different than the vesting and exercisability schedules of the surrendered options. The replacement options will be unvested and become vested and exercisable in accordance with the following schedule: one-third (1/3) of the shares subject to each replacement option will vest and become exercisable on the one-year anniversary of the replacement grant date, with the remaining shares vesting and becoming exercisable in equal monthly increments over the 24 months following the first anniversary of the replacement grant date, so that all shares subject to the replacement option will be vested and exercisable on the third anniversary of the replacement grant date.

Q4. What options are eligible for the Option Exchange?

Options eligible for exchange are those that:

•	have an exercise price of at least $26.08 per share;

•

were granted more than 12 month prior to the commencement of the Offer and will not expire within the 12-month period immediately following the completion of the Offer (based on their original grant date); and

•	were granted under the 2003 Plan.

(See Section 1 below for more information.)

Q5. Who is eligible to participate in the Option Exchange?

You are eligible to participate in the Option Exchange only if you:

•	are an employee of Tessera or its wholly-owned subsidiaries on June 2, 2009 and remain an employee through the grant date of the replacement options;

•	are not a member of our Board or an executive officer of Tessera;

•

reside in the United States or any other country and continue to reside in such jurisdiction through the grant date of the replacement options, provided that if this Offer is prohibited in any such jurisdiction under local regulations, then residents of such jurisdiction shall not be eligible to participate in the Option Exchange; and

•	hold at least one eligible option on June 2, 2009.

Q6. What happens if some of my eligible stock options are subject to a domestic relations order, or comparable legal document, as the result of the end of a marriage?

Any portion of an eligible stock option grant that is subject to a binding domestic relations order (or comparable legal document as the result of the end of a marriage) that has been delivered to Tessera, and that is beneficially owned by a person who is not an eligible employee (e.g., an eligible employee’s ex-spouse), is not eligible to be exchanged in the Offer (even if legal title to that portion of the stock option grant is held by an eligible employee). In this circumstance, only the portion of an eligible stock option grant that is beneficially owned by an eligible employee may be exchanged.

Q7. What if I leave Tessera or change my place of residence before the replacement grant date?

If you are no longer employed with Tessera or its wholly-owned subsidiaries, whether voluntarily, involuntarily, or for any other reason before your replacement options are granted, you will not be able to participate in the Option Exchange. Also, if you change your place of residence to a country where this Offer is not being made or is prohibited under local regulations, you will not be able to participate in the Option Exchange.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF TESSERA OR AN ELIGIBLE EMPLOYEE OF ITS WHOLLY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE REPLACEMENT OPTION GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED. (See Sections 1 and 5 below for additional information.)

Q8. Why can’t I just be granted additional options?

Because of the large number of options with exercise prices of at least $26.08 per share, an additional grant of new options to all option holders would have a severe negative effect on our share dilution and outstanding shares.

Q9. Why isn’t the exchange ratio set at one-for-one?

The exchange ratios were determined using the Black-Scholes option pricing model and are based on, among other things, the per share closing sales price of our common stock as quoted on The Nasdaq Global Select Market on June 1, 2009. We chose to use this model to derive exchange ratios that were intended to preserve the value of the options being exchanged while minimizing the accounting cost to Tessera. As an eligible employee, you have the opportunity (and potential benefit) to replace your current “underwater” options with new options with an exercise price equal to the per share closing sales price of our common stock as quoted on The Nasdaq Global Select Market on the replacement grant date.

Q10. If I participate, what will happen to my exchanged options?

Options that you elect to exchange will be cancelled on the expiration date of this Offer, if and as extended. Cancelled options will be returned to the 2003 Plan under which they were granted and will be available for new grants under the terms of our 2003 Plan. (See Section 10 below for additional information.)

Q11. What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, exercise prices and vesting schedules.

Q12. Am I eligible to receive future grants if I participate in the Option Exchange?

We intend to continue to review our equity-based incentive programs from time-to-time. As a result of this review, we may decide to grant you additional equity incentives. Participation or non-participation in the Option Exchange is not expected to affect your eligibility for future equity or other incentives.

Q13. What are the conditions to this Offer?

This Offer is subject to a number of conditions including the conditions described in Schedule A. This Offer is not conditioned upon a minimum aggregate of options being elected for exchange. (See Schedule A below for additional information.)

3. QUESTIONS ABOUT THE ADMINISTRATION AND TIMING OF THE OPTION EXCHANGE

Q14. How do I participate in this Offer?

If you currently hold outstanding options that are eligible for the Option Exchange, we will distribute to you a summary of your eligible options and instructions on how to log into the Option Exchange website on Tessera’s intranet. The URL for this site is http://options-exchange. This site contains information about your eligible options and provides instructions on how to submit your outstanding options for exchange.

To participate in the Offer, you must complete an election form in accordance with its instructions no later than 5:00 p.m. U.S. Pacific Time on July 1, 2009, unless the Offer is extended. You may submit an election form in one of three ways. You may complete and submit the election form electronically via the Option Exchange website on Tessera’s intranet. Tessera will send you a confirmation or your election to participate in the Offer by email.

If you are unable to access the Option Exchange website on Tessera’s intranet, you may email a scanned or PDF copy of the election form to options-exchange@tessera.com or fax your election form to Richard Morales at +1 (408) 904-5265. Tessera will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.

If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled. If you have technical difficulties with the Option Exchange website on Tessera’s intranet, please contact Richard Morales, via email at options-exchange@tessera.com or via phone at +1 (408) 321-6727, or John Price, via email at options-exchange@tessera.com or via phone at +1 (408) 321-6716.

Q15. How do I find out the details about my existing options?

Information on your eligible options will be provided to you with this Offer. In addition, you can check your E*TRADE Financial Brokerage account for the current status of your options or you may email your inquiry to Richard Morales, via email at options-exchange@tessera.com or via phone at +1 (408) 321-6727, or John Price, via email at options-exchange@tessera.com or via phone at +1 (408) 321-6716.

Q16. What is the deadline to elect to exchange?

The deadline to participate in this program is 5:00 p.m. U.S. Pacific Time on July 1, 2009, unless the Offer is extended. This means that your completed election form must be submitted before that time. We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. U.S. Pacific Time on the next U.S. business day following the previously scheduled expiration of this Offer. If this Offer is extended, you must deliver your election form before the extended expiration of this Offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept all options properly elected for exchange on the expiration date of this Offer. (See Section 3 below for additional information.)

Q17. What will happen if I do not turn in my election form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the Option Exchange, and all options currently held by you will remain intact at their original price and original terms. (See Section 1 below for additional information.)

IF YOU FAIL TO TURN IN YOUR ELECTION FORM BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THE OPTION EXCHANGE.

Q18. During what period of time can I withdraw previously elected options?

You can withdraw or change your previously submitted election to exchange options at any time on or before 5:00 p.m. U.S. Pacific Time on July 1, 2009. If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended expiration of this Offer. To change your previously submitted election, you must submit a new election form electronically in the manner described above, and we must receive the change of election notice before the election deadline. To withdraw your previously submitted election, submit a new form that does not select any option grants. If you submitted your withdrawal electronically via the Option Exchange website on Tessera’s intranet, you will receive an email confirming your new election. If you submitted your withdrawal via email or fax, you will receive confirmation by email or mail, in our discretion. It is your responsibility to confirm that we have received your correct election form before the deadline. In all cases, the last election form submitted and received prior to the deadline date will prevail. (See Section 4 below for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR EXECUTED ELECTION FORM HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

Q19. Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of your eligible options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be exchanged. The replacement option grant will only replace options that are cancelled upon the expiration of this Offer.

Q20. Can I select which portion of an option to exchange?

No. You cannot partially cancel an outstanding option. If you choose to exchange an option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you under the same grant number, on the same grant date and at the same exercise price) will be exchanged and cancelled.

Q21. Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested.

Q22. What will be my new option exercise price?

The exercise price for the replacement options will be the closing price per share of our common stock as quoted on The Nasdaq Global Select Market on the replacement grant date.

IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE REPLACEMENT GRANT DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. (See Sections 1 and 2 below for additional information.)

Q23. When will I be granted my replacement options?

We will grant the replacement options on the date we cancel options elected for exchange. If we cancel options elected for exchange on July 1, 2009, which is the expected expiration date of this Offer, the replacement grant date of the replacement options will also be July 1, 2009. If this Offer is extended beyond July 1, 2009, then the replacement options will be granted on the expiration date of the extended Offer. (See Section 7 below for more information.)

Q24. When will the replacement options appear in my E*TRADE Financial Brokerage account?

The replacement options should be reflected in your E*TRADE Financial Brokerage account, as applicable, within 20 days after the replacement grant date.

Q25. When will the replacement options vest?

Replacement options will be unvested and become vested and exercisable in accordance with the following schedule: one-third of the shares subject to each replacement option will vest and become exercisable on the one-year anniversary of the replacement grant date, with the remaining shares vesting and becoming exercisable in equal monthly increments over the 24 months following the first anniversary of the replacement grant date, so that all shares subject to the replacement option will be vested and exercisable on the third anniversary of the replacement grant date.

Vesting and exercise of replacement options are dependent upon continued employment with Tessera or its wholly-owned subsidiaries. In addition to the new option exercise price and new vesting schedule, replacement options are subject to the terms and conditions of the 2003 Plan and the stock option agreements entered into thereunder and will be forfeited if not vested at the time of termination of employment. (See Section 7 below for additional information.)

Q26. What will be the terms and conditions of my replacement options?

The terms and conditions of the replacement options granted under the Option Exchange will be governed by the terms and conditions of the 2003 Plan and the stock option agreements entered into thereunder, with the new option exercise price and new vesting schedule of the option. You are encouraged to consult the 2003 Plan for complete information about the terms of the replacement options, which will be provided to you and is also available on the Option Exchange website on Tessera’s intranet at http://options-exchange. Each replacement option will retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon termination of your employment with Tessera or its wholly-owned subsidiaries. (See Section 7 below for additional information.)

Q27. What if my employment with Tessera is terminated after the replacement options are granted?

If your employment with Tessera is terminated for any reason after the replacement option has been granted, you will forfeit your replacement options that are unvested at the date of your termination. You will generally have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. (See Section 7 below for additional information.)

Q28. What happens if Tessera is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of Tessera, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of Tessera and our stockholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current share ownership of Tessera will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

The replacement options will have the vesting acceleration provisions under the 2003 Plan. To obtain detailed change in control provisions governing your options, you can refer to the 2003 Plan and the 2003 Plan Prospectus, both of which are being made available to you and are available on the Option Exchange website on Tessera’s intranet at http://options-exchange. A copy of the 2003 Plan can also be found with our public filings on the SEC’s internet site at http://www.sec.gov.

Q29. What happens if Tessera is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of Tessera, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of Tessera and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, you would not receive options to purchase securities of the acquiror or any other consideration for your tendered options. Instead, you would retain your original options subject to their original terms.

Any change in control transaction could have a substantial effect on our common stock price. Depending on the structure of such a transaction, the exercise price associated with the replacement options could be drastically affected. For example, if shares of our common stock were acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the change in control transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more or less than you might otherwise anticipate. In addition, in the event of an acquisition of Tessera for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 below for additional information.)

Q30. Are there other circumstances where I would not be granted replacement options?

Yes. Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of the offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. (See Section 11 below for additional information.)

Q31. After the replacement grant date, what happens if my options end up underwater again?

We are conducting this Offer at this time considering the stock market conditions that have affected many companies throughout the United States. This is a one-time offer that we do not expect to offer again in the future. The price of our common stock may appreciate over the long term, even if your options become underwater after the replacement grant date. WE PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 below for additional information.)

4. OTHER IMPORTANT QUESTIONS

Q32. What are the tax consequences of my participation in the Option Exchange?

If you accept this Offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. Tax consequences may vary depending on each individual’s circumstances. Included as part of this Offer Information Document are disclosures regarding the material federal tax consequences of participation in the Offer in the United States, Japan, Romania, Taiwan and the United Kingdom. You should review these disclosures carefully before deciding whether or not to participate in the Offer. (See Section 12 and Schedules D through G below for additional information.)

Q33. How should I decide whether or not to participate?

The decision to participate must be each individual’s personal decision, and it will depend largely on each individual’s assumptions about the future overall economic environment, the performance of publicly traded stocks generally and our own common stock price, and our business.

We understand that this will be a difficult decision for all eligible employees. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE COMMON STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE. THE REPLACEMENT OPTIONS MAY BE UNDERWATER AT SOME POINT OR AT ALL TIMES FOLLOWING THE REPLACEMENT GRANT DATE. (See Section 15 below for additional information.)

Q34. What do the officers and the members of our Board think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?

Although our Board has approved this Offer, neither our officers nor the members of our Board make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

Q35. What are some of the potential risks if I choose to exchange my outstanding eligible option grants?

Because we cannot guarantee what the stock market will do or how our common stock will perform through the date that the replacement options will be granted, the price of Tessera common stock may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged.

Please also review the section entitled “Risk Factors” for a discussion of the risks of participating in the Option Exchange.

Q36. Who can I talk to if I have questions regarding the Option Exchange?

You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) by email to options-exchange@tessera.com, by visiting the Option Exchange website on Tessera’s intranet at http://options-exchange or by calling Richard Morales at +1 (408) 321-6727 or John Price at +1 (408) 321-6716.

RISK FACTORS

Participating in the Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Offer.

RISKS RELATED TO THE EXCHANGE OFFER

If you exchange eligible options for replacement options in the Offer and your employment with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options.

If you elect to participate in the Exchange Offer, the replacement options will have a new three-year vesting schedule, such that one-third (1/3) of the shares subject to each replacement option will vest and become exercisable on the one-year anniversary of the replacement grant date, with the remaining shares vesting and becoming exercisable in equal monthly increments over the 24 months following the first anniversary of the replacement grant date, so that all shares subject to the replacement option will be vested and exercisable on the third anniversary of the replacement grant date. Generally, if your employment with us terminates, your replacement options will cease vesting, and any unvested portion of your replacement options will be cancelled as of your termination date. Accordingly, if you exchange eligible options for replacement options in the Option Exchange and your employment with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options even if the eligible options surrendered in the Option Exchange were vested at the time of the exchange.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Tessera or one of our wholly-owned subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the replacement option grant date or thereafter.

If the price of our common stock increases over time, the value of the replacement options that you receive in the Offer may ultimately be less than the value of the eligible options that you surrendered in the Offer.

The Option Exchange is intended to be value neutral as we do not want a significant adverse impact to our earnings. This means that we intend for the replacement options to be granted to you in exchange for your cancelled options to have the same fair value as your cancelled options. In order to ensure that the fair value of your cancelled options is preserved as much as possible, we will use exchange ratios to calculate the number of shares of common stock to be subject to the replacement options to be granted to you. The exchange ratios being used in the Option Exchange were determined using the Black-Scholes option pricing model based on, among other things, the closing price per share of our common stock as quoted on The Nasdaq Global Select Market on June 1, 2009 and the exercise prices of the options eligible for exchange. As a result, you will be issued a lesser amount of replacement options than the eligible options you surrender for exchange.

Because you will receive a lesser amount of replacement options in the Option Exchange than the eligible options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible options would have been economically more valuable than the replacement options granted in the Option Exchange.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Option Exchange.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read Schedules D through G attached to this Offer Information Document. The Schedules to this Offer Information Document discuss the tax consequences and other issues related to participation in the Option Exchange for your country of residence. You are encouraged to consult your own tax advisors to discuss these consequences.

RISKS RELATED TO OUR BUSINESS AND COMMON STOCK

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and also the information provided in this Offer Information Document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 15 for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THIS OFFER

1. Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer as set forth in this Offer Information Document, this “Option Exchange Program” constitutes our offer to exchange existing “eligible options,” as defined below, for replacement options to purchase common stock, and that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer before the “expiration time,” as defined below.

Options eligible for the Option Exchange (“eligible options”) are those that:

•	have an exercise price of at least $26.08 per share;

•

were granted more than 12 months prior to the commencement of the Offer and will not expire within the 12-month period immediately following the completion of the Offer (based on their original grant date); and

•	were granted under the 2003 Plan.

You are eligible to participate in the Option Exchange Program only if you:

•	are an employee of Tessera or its wholly-owned subsidiaries on June 2, 2009 and remain an employee through the grant date of the replacement options (an “eligible employee”);

•	are not a member of our Board or an executive officer of Tessera;

•

reside in the United States or any other country and continue to reside in such jurisdiction through the grant date of the replacement options, provided that if this Offer is prohibited in any such jurisdiction under local regulations, then residents of such jurisdiction shall not be eligible to participate in the Option Exchange; and

•	hold at least one eligible option on June 2, 2009.

The outstanding options that you hold under the 2003 Plan give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not the shares underlying those options.

If you elect to exchange options you will not be eligible to receive replacement options unless you continue to be employed by Tessera or its wholly-owned subsidiaries and continue to reside in a country where the Offer is not prohibited under local regulations, and continue to reside in such jurisdiction through the grant date of the replacement options.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF TESSERA OR AN ELIGIBLE EMPLOYEE OF ITS WHOLLY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE DATE WE GRANT THE REPLACEMENT OPTIONS, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option grant) under the 2003 Plan that have an exercise price of at least $26.08 per share. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options that have not yet been exercised will be eligible to be exchanged in this program.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of replacement options determined using the exchange ratios set forth in the table below, subject to adjustments for any future share splits, share dividends and similar events, in accordance with the terms of the 2003 Plan.

The table below shows the number of shares of our common stock subject to the existing outstanding option that you must exchange for each share of common stock subject to a replacement option (the “exchange ratio”), based on the grant price of the existing outstanding option:

Exercise Price Range	Exchange Ratio
$26.08 to $30.60	1.07
$31.51 to $34.78	1.17
$36.02 to $43.76	1.25

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Unless prevented by law or applicable regulations, eligible options granted under our 2003 Plan and exchanged for replacement options will be replaced with options granted under our 2003 Plan. The replacement option will have a new exercise price, new vesting schedule, and will cover a fewer number of shares of our common stock. The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2003 Plan and the stock option agreements entered into thereunder. All replacement options will be non-qualified stock options granted under our 2003 Plan, regardless of the tax status of the eligible options surrendered for exchange.

The per share exercise price of the replacement options will be equal to the closing price per share of our common stock as quoted on The Nasdaq Global Select Market on the replacement grant date.

The term “expiration time” means 5:00 p.m. U.S. Pacific Time on July 1, 2009, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “expiration time” refers to the latest time and date at which this Offer, as so extended, expires. See Section 13 of this Offer Information Document for a description of our rights to extend, delay, terminate and amend this Offer.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

2. Purpose of this Offer.

We granted the options outstanding under the 2003 Plan to promote our long-term growth and success and the creation of stockholder value by giving employees a stake in the growth and success of Tessera and to provide them with additional financial incentive to remain an employee of Tessera.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this Offer to exchange outstanding options for replacement options that will have a per share exercise price equal to the per share closing sales price of our common stock on the replacement grant date (or as modified as required under local tax laws for replacement options granted outside the United States), we intend to provide our eligible employees with the compensatory benefit of holding options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for employees and thereby maximize stockholder value. THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE PROGRAM WILL BE REALIZED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board and that could significantly affect the price of our common stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our common stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the replacement grant date. You will be at risk of any increase in our common stock price during the period prior to the replacement grant date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of Tessera, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of Tessera and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this Offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange. Instead, your original options will remain outstanding pursuant to their original terms.

Subject to the foregoing, and except as otherwise disclosed in this Offer, as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiary; provided that we may pursue acquisitions or investments in new or complementary products, technologies and businesses;

•	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiary;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from any national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any change in our certificate of incorporation, bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3. Procedures for Electing to Exchange Options.

Proper Exchange of Options. If you currently hold eligible options, you will receive information with instructions on how to log into the Option Exchange website on Tessera’s intranet at http://options-exchange. This website will contain information about your eligible options and provide instructions on how to submit your outstanding options for exchange. Information about your eligible options and instructions on how to participate in the Offer will also be mailed to you.

If you wish to elect to exchange your options, you must complete and submit the election form in accordance with its instructions no later than 5:00 p.m. U.S. Pacific Time on July 1, 2009, unless the Offer is extended. You may submit an election form in one of three ways. You may complete and submit the election form electronically via the Option Exchange website on Tessera’s intranet at http://options-exchange. Tessera will send you a confirmation of your election to participate in the Offer by email.

If you are unable to access the Option Exchange website on Tessera’s intranet, you may email a scanned or PDF copy of the election form to options-exchange@tessera.com or fax your election form to Richard Morales at +1 (408) 904-5265. Tessera will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.

If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled. If you have technical difficulties with the Option Exchange website on Tessera’s intranet, please contact Richard Morales, via email at options-exchange@tessera.com or via phone at +1 (408) 321-6727, or John Price, via email at

options-exchange@tessera.com or via phone at +1 (408) 321-6716.

If you do not submit your election form by the expiration of this Offer, then you will not participate in the Option Exchange, and all options currently held by you will remain intact at their original price and with their original terms.

IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY SUBMISSION OF YOUR ELECTION TO US.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right, in our discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election. If we waive any of the conditions of this Offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither Tessera nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly elected options that have not been validly withdrawn.

4. Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time on or before the expiration time. If the expiration time is extended by us, you can withdraw your elected options at any time until the extended expiration of this Offer.

In addition, although we intend to accept all validly tendered options immediately after the expiration of this Offer, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.

To validly withdraw elected options, you must submit a new election form in the manner described above that does not select to exchange your eligible options. We must RECEIVE the new election form before the expiration time.

Providing us with a properly completed new election form that indicates that option grants that were previously selected for exchange are withdrawn and submitted in the same manner as your original election form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new election form indicating the withdrawal of your elected options before the expiration time. If you elect to withdraw options, you must withdraw all or none of your eligible options.

You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

Neither Tessera nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5. Acceptance of Options for Exchange and Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed on Schedule A, and promptly following the expiration of this Offer, we will accept for exchange and cancel options that are properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options on the expiration date of this Offer, and you will be granted replacement options on the same date.

If you are no longer an employee with Tessera or an employee of one of its wholly-owned subsidiaries, whether voluntarily, involuntarily or for any other reason, before your replacement options are granted, you will not be able to participate in the Option Exchange Program. Also, if you change your place of residence to a country where this Offer is not being made or is prohibited under local regulations, you will not be able to participate in the Option Exchange Program.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF TESSERA OR AN ELIGIBLE EMPLOYEE OF ITS WHOLLY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE DATE WE GRANT THE REPLACEMENT OPTIONS, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we currently expect that you will receive your replacement option as promptly as practicable after the replacement grant date.

6. Price Range of Shares of Common Stock Underlying the Options.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “TSRA.” The following table shows the quarterly highest and lowest bid prices per share of our common stock as quoted on The Nasdaq Global Select Market on any trading day during the respective quarter.

	HIGH	LOW
Fiscal Year Ended December 31, 2007
First Quarter	$43.38	$37.79
Second Quarter	45.88	40.50
Third Quarter	41.59	32.79
Fourth Quarter	42.92	36.53
Fiscal Year Ended December 31, 2008
First Quarter	$43.54	$13.71
Second Quarter	22.40	16.36
Third Quarter	23.84	15.08
Fourth Quarter	19.47	8.83
Fiscal Year Ending December 31, 2009
First Quarter	$13.83	$10.31
Second Quarter (through June 1, 2009)	$24.89	$12.49

As of June 1, 2009, the last reported sale price of our common stock, as reported by The Nasdaq Global Select Market, was $24,70 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. THE EXERCISE PRICE OF THE REPLACEMENT OPTION WILL BE THE CLOSING SALES PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE (OR AS MODIFIED AS REQUIRED UNDER LOCAL TAX LAWS FOR REPLACEMENT OPTIONS GRANTED OUTSIDE THE UNITED STATES).

7. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. We will grant replacement options, subject to applicable laws and regulations, to purchase common stock under the 2003 Plan in exchange for outstanding eligible options properly elected for exchange and accepted by us. The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined pursuant to the established exchange ratios described above, subject to adjustments in accordance with the terms of the 2003 Plan for any share splits, share dividends and other events affecting the common stock.

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Terms of Replacement Options. The terms of the replacement options are expected to be substantially similar to the related tendered options cancelled in the exchange, except that:

•	the replacement options will be granted on the date that the tendered options are cancelled;

•

the exercise price of the replacement option will be the closing sales price of our common stock as quoted on The Nasdaq Global Select Market on the replacement grant date (or as modified as required under local tax laws for replacement options granted outside the United States);

•

replacement options will be unvested and become vested and exercisable in accordance with the following schedule: one-third (1/3) of the shares subject to each replacement option will vest and become exercisable on the one-year anniversary of the replacement grant date, with the remaining shares vesting and becoming exercisable in equal monthly increments over the 24 months following the first anniversary of the replacement grant date, so that all shares subject to the replacement option will be vested and exercisable on the third anniversary of the replacement grant date; provided that local tax laws may require that you refrain from exercising your replacement options for a period of time in order to receive favorable tax treatment;

•	all replacement options will be non-qualified stock options granted under our 2003 Plan, regardless of the tax status of the eligible options surrendered for exchange;

•	each replacement option will retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon termination of the employment of the optionee; and

•	the number of shares underlying the replacement options will be determined using exchange ratios as described above.

The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2003 Plan and the stock option agreements entered into thereunder. The terms and conditions of your existing options are set forth in the respective 2003 Plan pursuant to which the options were granted. The description of the replacement options set forth herein is only a summary of some of the material provisions of the 2003 Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2003 Plan. Information regarding the 2003 Plan may be found in the registration statements on Form S-8 and related prospectus prepared by us in connection with the 2003 Plan. Copies of the 2003 Plan are available on the Option Exchange website on Tessera’s intranet at http://options-exchange or upon request by contacting Richard Morales, via email at options-exchange@tessera.com or via phone at +1 (408) 321-6727, or John Price, via email at

options-exchange@tessera.com or via phone at +1 (408) 321-6716. Copies will be provided promptly at our expense.

Exercise. Generally, you may exercise the vested portion of your replacement option at any time. If, however, your employment with Tessera or its wholly-owned subsidiaries terminates prior to any portion of your replacement option becoming vested, you will not be able to exercise any unvested portion of your replacement option. In addition, to preserve the favorable tax treatment of certain options granted outside of the United States, you may need to refrain from exercise for a period of time following the replacement grant date.

U.S. Federal Income Tax Consequences. You should refer to Section 12 for a discussion of all material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting the replacement options under this Offer. If you do not reside in the United States, you should refer to the tax disclosure discussion Schedules D through G for a discussion of the tax consequences of participating in this Offer in your country of residence.

Registration of Option Shares. All common stock issuable upon exercise of options under the 2003 Plan, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Tessera, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 2003 PLAN AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2003 PLAN. PLEASE CONTACT US VIA EMAIL AT OPTIONS-EXCHANGE@TESSERA.COM OR VISIT TESSERA’S INTRANET AT HTTP://OPTIONS-EXCHANGE TO RECEIVE A COPY OF ANY PLAN OR PROSPECTUS.

8. Information Concerning Tessera.

Tessera is a technology innovator that develops and delivers miniaturization solutions that transform wireless, computing, and consumer electronic products. Our micro-electronics solutions enable smaller, higher-functionality electronic devices and include semiconductor packaging technologies encompassing interconnect and substrates. Our imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and wafer-level camera technologies, and image enhancement technologies. We also offer customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. We license our technologies worldwide, as well as deliver products based on these technologies, some of which is done to promote the development of supply chain infrastructure.

Tessera was founded and incorporated in the state of Delaware in 1990. Our principal executive offices are located at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Unless otherwise indicated, references in this Offer to “Tessera,” “we” and “us” include our wholly-owned subsidiaries. We make our filings with the SEC available on the Investor Relations page of our website, “www.tessera.com,” free of charge.

Financial Information. The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 is incorporated herein by reference. Attached as Schedule C to this Offer Information Document is a summary of our financial statements from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Please see Section 15 below of this Offer Information Document for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Book Value. We had a book value per share of $10.20 on March 31, 2009 (calculated using the book value of $496.0 million, divided by the number of outstanding shares of 48,631,829 as of March 31, 2009).

Ratio of Earnings to Fixed Charges. The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Three Months Ended March 31, 2009
	December 31, 2007	December 31, 2008
Ratio of earnings to fixed charges	782	56	1,008

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Tessera to be representative of the interest factor of rental payments under operating leases. Total fixed charges are negligible as Tessera does not have any outstanding debt.

9. Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offer Information Document as Schedule B. Our directors and executive officers are not eligible to participate in this Option Exchange.

As of May 22, 2009, our executive officers and directors (11 persons) as a group held options outstanding under the 2003 Plan to purchase a total of approximately 2,435,746 shares of our common stock. This number represented approximately 35.3% of the shares subject to all options outstanding under the 2003 Plan as of that date. None of these outstanding options are eligible for exchange in the Offer.

        Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers), contractors and non-employee directors pursuant to our equity compensation plans and Rule 10b-5 trading plans adopted by certain of our executive officers, and except as set forth in this Offer, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The following table sets forth the beneficial ownership of Tessera’s executive officers and directors of options outstanding under the 2003 Plan as of May 22, 2009. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 6,893,039 as of May 22, 2009.

Name of Beneficial Owner	Number of Options Beneficially Owned	Percentage of All Outstanding Options Beneficially Owned
Non-employee Directors
Robert J. Boehlke	42,813	0.6%
Nicholas E. Brathwaite	19,219	0.3%
John B. Goodrich	49,065	0.7%
Al S. Joseph Ph.D.	139,219	2.0%
Bruce M. McWilliams Ph.D.	988,120	14.3%
David C. Nagel Ph.D.	72,813	1.1%
Robert A. Young Ph.D.	52,813	0.8%

Executive Officers (including employee directors)
Henry R. Nothhaft	416,684	6.0%
Michael Anthofer	150,000	2.2%
Michael Bereziuk	355,000	5.2%
Bernard J. Cassidy	150,000	2.2%

All directors and executive officers as a group (11 persons)	2,435,746	35.3%

The following is a list of the common stock and option transactions involving our executive officers and directors during the sixty (60) days prior to and including May 22, 2009:

•	On April 4, 2009 and May 4, 2009, Mr. Bereziuk sold 416 shares of our common stock and 417 shares of our common stock, respectively.

•	On May 18, 2009, Dr. McWilliams sold 4,000 shares of our common stock.

•

On May 19, 2009, on the date of our 2009 Annual Meeting of Stockholders, each of our non-employee directors was granted an option to purchase 19,219 shares of our common stock with an exercise price of $15.61.

Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Tessera, or to our knowledge, by any executive officer, director or affiliate of Tessera.

10. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled promptly following the expiration of this Offer, and the common stock subject to those options will be returned to the pool of shares available for the grant of replacement options under the 2003 Plan. To the extent such shares are not fully reserved for issuance upon exercise of the replacement options to be granted in connection with this Offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of The Nasdaq Global Select Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under SFAS 123R, we expect to recognize the incremental compensation cost, if any, of the new option awards granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new option award granted to employees in exchange for surrendered options, measured as of the date such awards are granted, over the fair value of the original option grant surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with the Option Exchange Program will be recognized over the service period of such awards. If any portion of the new option awards granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the award will not be recognized.

11. Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to issue replacement options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

We may be prohibited by applicable laws or regulations from granting replacement options on the date that we cancel the eligible options accepted for exchange. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the expiration date of this Offer, then we will grant the replacement options some time in the future, if at all, and you will not receive any other consideration for the options that you tendered for exchange. YOU SHOULD NOTE THAT IF THE COMMON STOCK PRICE HAS INCREASED, THE NEW EXERCISE PRICE OF THE REPLACEMENT OPTIONS MAY BE HIGHER THAN THE OPTIONS ELECTED FOR EXCHANGE.

12. Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of participating in this Offer for those employees subject to U.S. federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The federal, state and local tax consequences of each employee will depend on that employee’s individual circumstances.

If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, a country other than the United States, or change your residence or citizenship during the term of the Offer, the information contained in this discussion may not be applicable to you. Please refer to Schedules D through G of this document if you reside outside the United States.

If you are an option holder who chooses to exchange outstanding eligible options for replacement options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable event for you.

All replacement options will be non-qualified stock options granted under our 2003 Plan, regardless of the tax status of the eligible options surrendered for exchange. Under current law, an option holder generally will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises a non-qualified stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-qualified stock option generally will constitute wages for which withholding will be required.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares acquired upon exercise of a non-qualified option, any gain or loss is treated as capital gain or loss.

IF YOU RESIDE IN A COUNTRY OTHER THAN THE UNITED STATES, THE INFORMATION CONTAINED IN SCHEDULES D THROUGH G MAY BE APPLICABLE TO YOU. YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES SET FORTH IN SCHEDULES D THROUGH G AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

13. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our discretion, before the expiration time, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. U.S. Pacific Time on the next U.S. business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish a notice or otherwise notify you of such action in writing after the date of such notice:

•	we increase or decrease the amount of consideration offered for the options;

•	we decrease the number of options eligible to be elected for exchange in this Offer; or

•

we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds two percent of the common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this Offer Information Document, we will extend the Offer so that the Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

14. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

15. Additional Information.

We recommend that, in addition to this Offer Information Document and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

•	Tessera’s Annual Report on Form 10-K for the period ended December 31, 2008 (File No. 000-50460) filed with the SEC on February 27, 2009.

•	Tessera’s Quarterly Report on Form 10-Q for the period ended March 31, 2009 (File No. 000-50460) filed with the SEC on May 6, 2009.

•	Tessera’s Current Reports on Form 8-K (File No. 000-50460) filed with, or furnished to, the SEC on April 3, 2009, April 6, 2009, April 16, 2009, April 30, 2009, May 20, 2009 and May 21, 2009.

•	Tessera’s definitive Proxy Statement for its 2009 Annual Meeting of Stockholders (File No. 000-50460) filed with the SEC on April 15, 2009.

•

The description of our common stock contained in Tessera’s Registration Statement on Form 8-A filed with the SEC on November 7, 2003, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street NE

Room 1580

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “TSRA.”

We will also provide, without charge, to each person to whom a copy of this Offer Information Document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Tessera Technologies, Inc.

Attention: Manager, Equity Compensation

Tessera Technologies, Inc.

3025 Orchard Parkway

San Jose, California 95134

or via email at options-exchange@tessera.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer Information Document, you should rely on the statements made in the most recent document.

The information contained in this Offer Information Document about Tessera should be read together with the information contained in the documents to which we have referred you.

16. Miscellaneous.

This Offer Information Document and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in this Offer Information Document under “Risk Factors” and those listed in our most recently filed report on Form 10-K or Form 10-Q.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Tessera Technologies, Inc.

June 2, 2009

SCHEDULE A

CONDITIONS OF THIS OFFER

Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after June 2, 2009 and prior to the expiration of this Offer, currently scheduled to be 5:00 p.m. U.S. Pacific Time on July 1, 2009, any of the following events has occurred, or in our discretion, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

•	make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange or issue replacement options for some or all of the options elected for exchange; or

•	materially and adversely affect the business, condition (financial or otherwise), assets, income, operations, prospects or share ownership of Tessera;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of greater than 50% of the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or elsewhere that could have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of Tessera or on the trading in our common stock;

•	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

•

any decline in the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Companies or the Nasdaq-100 Index by an amount in excess of 10% measured during any time period after the close of business on June 1, 2009;

(d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer;

1

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 1, 2009;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 1, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(f) any change or changes shall have occurred in our business, condition (financial or otherwise), assets, income, operations, prospects or share ownership that, in our reasonable judgment, is having or may have a material adverse effect on us.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

2

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

TESSERA TECHNOLOGIES, INC.

The directors and executive officers of Tessera and their positions and offices as of June 2, 2009 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Henry R. Nothhaft	Vice Chairman of the Board, President and Chief Executive Officer
Michael Anthofer	Executive Vice President and Chief Financial Officer
Michael Bereziuk	Executive Vice President, Imaging and Optics
Bernard J. Cassidy	Senior Vice President, General Counsel and Secretary
Bruce M. McWilliams, Ph.D.	Chairman of the Board
Robert J. Boehlke	Director
Nicholas E. Brathwaite	Director
John B. Goodrich	Director
Al S. Joseph, Ph.D.	Director
David C. Nagel, Ph.D.	Director
Robert A. Young, Ph.D.	Director

Unless otherwise noted, the address of each director and executive officer is: c/o Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, California 95134.

1

SCHEDULE C

SUMMARY FINANCIAL STATEMENTS OF TESSERA TECHNOLOGIES, INC.

Selected Financial Data

The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008 incorporated by reference in this document from Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008, and our unaudited consolidated financial statements for the quarter ended March 31, 2009 incorporated by reference in this document from Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. The consolidated statement of operations data for the years ended December 31, 2008 and 2007, and the consolidated balance sheet data as of December 31, 2008 and 2007 have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statement of operations data for the quarter ended March 31, 2009 and March 30, 2008, and the consolidated balance sheet data as of March 31, 2009 have been derived from our unaudited consolidated financial statements incorporated by reference in this document.

Consolidated Financial Data

(amounts in thousands, except per share data):

	Fiscal Year Ended		Three Months Ended March 31, 2009	Three Months Ended March 30, 2008
	December 31, 2008	December 31, 2007
Consolidated statements of operations data:
Total net revenues	$248,291	$195,688	$114,576	$59,351
Operating income	$16,099	$66,140	$67,727	$5,349
Income before taxes	$19,186	$78,081	$70,489	$8,183
Net income	$4,642	$45,138	$39,469	$2,226

Net income per common share - Basic	$0.10	$0.95	$0.82	$0.05
Net income per common share - Diluted	$0.10	$0.93	$0.82	$0.05

Weighted average number of shares used in per share calculation - Basic	47,963	47,566	48,147	48,157
Weighted average number of shares used in per share calculation - Diluted	48,358	48,637	48,318	48,693

	Fiscal Year Ended		Three Months Ended March 31, 2009
	December 31, 2008	December 31, 2007
Consolidated balance sheets data:
Cash, cash equivalents and short-term investments	$276,500	$289,724	$361,264
Total assets	$501,589	$444,436	$576,241
Long-term liabilities	$12,599	$7,747	$12,599
Total stockholders’ equity	$446,904	$418,324	$495,991

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SCHEDULE D

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

JAPAN

The following is a summary of the material Japanese income tax consequences of participating in the Option Exchange for those employees subject to Japanese income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The tax information below is a summary based on an interpretation of the laws and practices in force in Japan on June 2, 2009, and should be treated with appropriate caution. Those authorities may be changed, perhaps retroactively, so as to result in income tax and other tax consequences different from those discussed below. The tax consequences of each employee will depend on that employee’s individual circumstances.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the Japanese tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Option Exchange. It is unlikely that you will be subject to any taxation issues as a result of the cancellation of your outstanding option in exchange for the right to receive the replacement option.

Grant of Replacement Options. You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options. You will be subject to income tax when you exercise the replacement options. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. The spread will be characterized as “remuneration income” and taxed at your progressive income tax rate. You likely will not be subject to social insurance contributions when you exercise the replacement options.

Sale of Shares. When you subsequently sell the shares acquired at the time of exercise, you may be subject to capital gains tax. You will generate a capital gain if the sale price is higher than the fair market value of the shares on the date of exercise. Generally, capital gain on the sale of shares will be taxed at a flat tax rate of 20%.

Withholding and Reporting. Your employer is likely not required to report your taxable income when you exercise the replacement options. It is your responsibility to report and pay any taxes resulting from the exercise of the replacement options and the sale of your shares.

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

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SCHEDULE E

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

ROMANIA

The following is a summary of the material Romanian income tax consequences of participating in the Option Exchange for those employees subject to Romanian income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The tax information below is a summary based on an interpretation of the laws and practices in force in Romania on June 2, 2009, and should be treated with appropriate caution. The tax consequences of stock options issued to residents of Romania are not clear under the Romanian laws. Therefore, the tax consequences mentioned below are based on the interpretation of general provisions existing in the Romanian tax legislation as currently applicable as of June 2, 2009. The summary assumes that all such employees are subject only to Romanian tax in respect of their employment income and that they exercise all of the duties of their office, employment or directorship in Romania.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the Romanian tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Option Exchange. It is unlikely that you will be subject to any taxation issues as a result of the cancellation of your outstanding option in exchange for the right to receive the replacement option.

Grant of Replacement Option. You will not be subject to tax when the replacement option is granted to you.

Exercise of Replacement Option. You will not be subject to tax when the replacement option is granted to you.

Sale of Shares. You will be subject to capital gains tax on any gain realized upon sale of shares received pursuant to the replacement options. The gain on the shares sold is represented by the difference between the sale price and the price you paid to acquire the shares, diminished by the transaction costs. Starting January 1, 2006, capital gains tax applies at a rate of 16% or 1% on the gain realized upon the sale of shares, depending on when you sell the shares. If you sell the shares within 365 days after you received the shares, the rate will be 16%. If you sell the shares after the expiration of the 365-day period after you received the shares, the rate will be 1%.

Dividends. If available for distribution to you, dividends received in relation to shares acquired pursuant to the exercise of stock options will be subject to Romanian tax of 16%. To the extent U.S. withholding tax will be applied to dividend distributions, you may be granted a tax credit in Romania under certain circumstances.

Withholding and Reporting. Under current laws, withholding and reporting for income tax is not required when stock options vest. Reporting and payment of the tax is due on income resulting from the sale of shares. The tax return must be filed by May 15th of the year following the year during which the sale of shares occurred.

Exchange Control Regulations. Under Romanian Foreign Exchange Regulations, you are not required to seek authorization from the National Bank of Romania to participate in Tessera’s equity plans. Further, you are not required to seek special authorization from the National Bank of Romania in order to open or operate a foreign bank account, nor are you required to repatriate income you receive upon vesting of your stock options or from the sale of shares. If you deposit the proceeds from the sale of your shares in a bank account in Romania, you may have to provide the Romanian bank through which the operations are effected with appropriate documentation regarding the receipt of the income.

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SCHEDULE F

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

TAIWAN

The following is a summary of the material Taiwanese income tax consequences of participating in the Option Exchange for those employees subject to Taiwan income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The tax information below is a summary based on an interpretation of the laws and practices in force in Taiwan on June 2, 2009, and should be treated with appropriate caution. Those authorities may be changed, perhaps retroactively, so as to result in income tax and other tax consequences different from those discussed below. The tax consequences of each employee will depend on that employee’s individual circumstances.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the Taiwanese tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Option Exchange. It is unlikely that you will be subject to any taxation issues as a result of the cancellation of your outstanding options in exchange for the right to receive the replacement options.

Grant of Replacement Options. You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Option. If you exercise your replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to social insurance contributions on the spread.

Sale of Shares. When you sell the shares acquired upon exercise of the replacement options, you will not be subject to ordinary income tax on any gain, provided the sale takes place before January 1, 2010. After January 1, 2010, such gain may be subject to alternative minimum tax.

Withholding and Reporting. Your employer is not required to withhold income tax when you exercise or sell the replacement options. However, your employer is required to report your name, address, identification number and the taxable amount of the spread and to file a non-withholding statement with the tax authorities when you exercise the replacement options. A copy of the non-withholding statement will be issued to you. You are responsible for reporting and paying any tax resulting from the exercise or sale of the replacement options and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

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SCHEDULE G

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

THE UNITED KINGDOM

The following is a summary of the material United Kingdom income tax consequences of participating in the Option Exchange for those employees subject to United Kingdom income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The tax information below is a summary based on an interpretation of the laws and practices in force in the United Kingdom on June 2, 2009, and should be treated with appropriate caution. Those authorities may be changed, perhaps retroactively, so as to result in income tax and other tax consequences different from those discussed below. The tax consequences of each employee will depend on that employee’s individual circumstances.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident, ordinarily resident and domiciled in the United Kingdom, the information contained in this discussion may not be applicable to you. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the United Kingdom tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Option Exchange. It is unlikely that you will be subject to any taxation issues as a result of the cancellation of your outstanding options in exchange for the right to receive the replacement options.

Grant of Replacement Options. You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options. Your replacement options will be treated as unapproved options for United Kingdom tax purposes. You will be subject to income tax and National Insurance Contributions (“NICs”) on the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. We may, as a condition of exercise of the replacement options, require you to enter into an agreement whereby you agree to satisfy any employer liability for NICs in respect of the exercise of the replacement options granted to you and the acquisition, sale or other disposition of the shares of Tessera common stock issuable upon exercise of such replacement options.

Sale of Shares. When you subsequently sell the shares acquired at exercise, you may be subject to capital gains tax. The taxable amount will be the difference (or spread) between the sale price and the fair market value of the shares at exercise, multiplied by the number of shares sold, less any fees (e.g., transaction fees).

A flat capital gains tax (“CGT”) rate of 18% now applies to all gains from the sale of shares after April 5, 2008. However, you will only be subject to CGT in any tax year if your capital gain exceeds your annual personal exemption (£10,100 for the tax year April 6, 2009 to April 5, 2010).

If you acquire shares, you may need to take into account the share-identification rules in calculating your capital gains tax liability. Please consult your personal tax advisor to determine how the share identification rules apply in your particular situation.

Withholding and Reporting. Your employer is required to calculate income tax and NICs and pay these amounts to Her Majesty’s Revenue & Customs (“HMRC”) when you exercise the replacement options. Your employer will withhold any applicable income tax and NICs under the Pay As You Earn system or by any other means set forth in your stock option agreement.

Your employer is also required to report the grant and exercise of the replacement options, the acquisition of shares and the tax withheld on its annual returns filed with HMRC (which includes the Form 42 return).

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In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the exercise of the replacement options and the sale of your shares on your annual tax return. You are also responsible for paying any tax resulting from the sale of your shares.

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